Exhibit 99.1

The New York Times Company Reports 2012 First-Quarter Results

NEW YORK--(BUSINESS WIRE)--April 19, 2012--The New York Times Company (NYSE: NYT) announced today 2012 first-quarter diluted earnings per share from continuing operations of $.09 compared with $.02 in the same period of 2011. Excluding severance and the special items discussed below, diluted earnings per share from continuing operations were $.08 in the first quarter of 2012 compared with zero cents in the first quarter of 2011.

The Company had an operating profit of $19.6 million in the first quarter of 2012 compared with $25.9 million in the same period of 2011. Excluding depreciation, amortization and severance, operating profit increased 9.4 percent to $57.2 million from $52.3 million in the first quarter of 2011.

“We continue to execute on our strategy and our improved results reflect the ongoing digital transformation of our Company,” said Arthur Sulzberger, Jr., chairman and chief executive officer, The New York Times Company. “We expanded our digital subscription base and further developed a robust consumer revenue stream as demonstrated by the 10 percent increase in total Company circulation revenues, led by the 13 percent growth at The New York Times Media Group. Operating profit before depreciation, amortization and severance grew 9 percent in the first quarter.

“Paid subscriptions to all of the Company’s digital packages, e-readers and replica editions totaled approximately 472,000 as of March 18, 2012. This confirms once again the validity of our digital strategy, which has provided a successful model for the industry. Our readers have embraced digital subscriptions and we expect to build on this strong start as we embark on our second year of digital paid subscriptions.

“At the same time, the uneven U.S. economic environment and uncertain global conditions continued to present challenges to the advertising marketplace. Print advertising revenue trends were similar to those in the fourth quarter of 2011, while digital advertising revenues at the News Media Group were under pressure in the first two months of the year, resulting in a decline of 2 percent for the first quarter.

“The About Group has continued to face many of the headwinds experienced through much of 2011, although it saw a modest improvement in the first quarter in its display advertising business following the rebuilding of About.com’s sales team.

“Excluding depreciation, amortization and severance, operating costs declined 1 percent as we remained diligent in managing expenses even while we continued to invest in digital operations and high-quality news and information across the Company.”

Sale of Regional Media Group – Discontinued Operations

On January 6, 2012, the Company completed the sale of its Regional Media Group, consisting of 16 regional newspapers, other print publications and related businesses, for approximately $140 million in cash. The sale resulted in an after-tax gain of approximately $30 million in the first quarter. The net after-tax proceeds from the sale, including a tax benefit, were approximately $150 million, which the Company is using for general corporate purposes. The results for the Regional Media Group, which had previously been included in the News Media Group, have been classified as discontinued operations for all periods presented.

Comparisons

Unless otherwise noted all comparisons are for the first quarter of 2012 to the first quarter of 2011 and exclude the results of the Regional Media Group. This release includes non-GAAP financial measures, a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

The first-quarter 2012 results included the following special items:

  A $17.8 million ($10.4 million after tax or $.07 per share) gain on the sale of 100 of the Company’s units in Fenway Sports Group.
  A $6.7 million ($3.9 million after tax or $.02 per share) charge for accelerated depreciation for certain assets at the Worcester Telegram & Gazette’s (T&G) facility in Millbury, Mass., associated with the consolidation of most of T&G’s printing into The Boston Globe’s facility in Boston, Mass., in the second quarter of 2012. This charge is included within depreciation and amortization expense.
  A $4.9 million ($2.9 million after tax or $.02 per share) non-cash charge for a write-down of certain investments.

The first-quarter 2011 results included the following special item:

  A $5.9 million ($3.4 million after tax or $.02 per share) gain from the sale of a portion of the Company’s interest in Indeed.com, a job listing aggregator.

In addition to these special items, the Company had $5.3 million ($3.1 million after tax or $.02 per share) in severance costs in the first quarter of 2012 compared with $0.7 million ($0.4 million after tax or $.00 per share) in the first quarter of 2011.

First-Quarter Results from Continuing Operations

Revenues

Total revenues decreased 0.3 percent to $499.4 million from $500.7 million. Advertising revenues decreased 8.1 percent, circulation revenues increased 9.7 percent and other revenues decreased 0.8 percent.

Print advertising revenues decreased 7.2 percent. Digital advertising revenues decreased 10.3 percent largely due to declines at the About Group. Circulation revenues rose as the addition of digital subscription offerings and the increase in home-delivery and weekday single-copy prices in January 2012 at The Times offset a decline in print copies sold across the News Media Group.

Operating Costs

Operating costs increased 1.1 percent to $479.8 million from $474.7 million. Depreciation and amortization increased to $32.3 million from $25.7 million primarily due to the $6.7 million of accelerated depreciation expense recognized for certain assets at the T&G’s facility in Millbury, Mass.

Excluding depreciation, amortization and severance, operating costs decreased 1.4 percent to $442.2 million from $448.4 million mainly due to lower benefits and outside printing expense, offset in part by higher compensation and various other costs.

First-Quarter Business Segment Results

News Media Group

Total News Media Group revenues increased 1.3 percent to $475.4 million from $469.5 million. Advertising revenues declined 6.1 percent, circulation revenues increased 9.7 percent and other revenues decreased 0.4 percent.

Print and digital advertising revenues decreased 7.2 percent and 2.3 percent, respectively. The New York Times and New England Media Groups both experienced declines in print and digital advertising in the quarter. Circulation revenues rose as the addition of digital subscription offerings and the increase in home-delivery and weekday single-copy prices in January 2012 at The Times offset a decline in print copies sold across the News Media Group.

Operating costs increased 2.0 percent to $452.4 million from $443.6 million. Excluding depreciation, amortization and severance, operating costs decreased 0.2 percent to $419.4 million from $420.1 million mainly due to lower benefits and outside printing expense, offset in part by higher compensation and promotion costs.

Operating profit declined 10.8 percent to $23.1 million from $25.9 million. Excluding depreciation, amortization and severance, operating profit increased 13.3 percent to $56.0 million from $49.5 million mainly due to higher circulation revenues.

About Group

About Group revenues decreased 23.1 percent to $23.9 million from $31.1 million mainly due to declines in both cost-per-click and display advertising. The declines in cost-per-click advertising were primarily due to lower click-through rates and cost-per-click advertising rates.

About Group operating costs decreased 0.3 percent to $16.9 million from $17.0 million. Excluding depreciation, amortization and severance, operating costs increased 3.9 percent to $14.8 million from $14.2 million. Operating costs in the first quarter of 2011 were reduced by a benefit from the sale of UCompareHealthCare.com in February 2011, which more than offset the declines in compensation and benefits expense in the first quarter of 2012.

Operating profit decreased 50.5 percent to $7.0 million from $14.1 million. Excluding depreciation, amortization and severance, operating profit decreased 45.8 percent to $9.2 million from $16.9 million mainly due to lower advertising revenues.

Corporate

Corporate operating costs decreased 25.9 percent to $10.5 million from $14.1 million primarily due to lower compensation and benefits expense, offset in part by higher severance costs.

Other Financial Data

Digital

Digital businesses include NYTimes.com, BostonGlobe.com, Boston.com, About.com, other Company Web sites and related digital products. In the first quarter of 2012, total digital advertising revenues decreased 10.3 percent to $71.1 million from $79.3 million primarily due to lower revenues at the About Group. Digital advertising revenues as a percentage of total Company advertising revenues were 29.9 percent in the first quarter of 2012 compared with 30.6 percent in the first quarter of 2011.

Digital advertising revenues at the News Media Group decreased 2.3 percent to $48.5 million from $49.6 million mainly due to declines in national display and classified advertising revenues. Digital advertising revenues as a percentage of total News Media Group advertising revenues were 22.5 percent in the first quarter of 2012 compared with 21.7 percent in the first quarter of 2011.

Paid subscribers to digital subscription packages, e-readers and replica editions of The Times and the International Herald Tribune totaled approximately 454,000 as of March 18, 2012, an increase of approximately 16 percent since the end of the fourth quarter of 2011. Paid digital subscribers to BostonGlobe.com and The Boston Globe’s e-readers and replica editions totaled approximately 18,000 as of March 18, 2012, up approximately 13 percent since the end of the fourth quarter of 2011.

Joint Ventures

Loss from joint ventures was $29,000 in the first quarter of 2012 compared with $5.7 million in the first quarter of 2011. Joint venture results for the first quarter of 2012 were primarily impacted by the change in accounting for the Company’s investment in Fenway Sports Group and improved results for the paper mills. Effective with the sale of 100 units in Fenway Sports Group on February 3, 2012, given the Company’s reduced ownership level and lack of influence on the operations of Fenway Sports Group, the Company no longer recognizes its proportionate share of the operating results of Fenway Sports Group in results from joint ventures.

Interest Expense, net

Interest expense, net decreased to $15.5 million from $24.6 million mainly due to the prepayment of the Company’s $250 million 14.053 percent senior notes in August 2011.

Income Taxes

The Company had an effective tax rate of 23.9 percent in the first quarter of 2012 impacted by an adjustment to reduce the Company’s reserve for uncertain tax positions.

The Company had a tax benefit of $0.6 million on pre-tax income of $1.5 million in the first quarter of 2011. The tax benefit was driven by an adjustment to reduce the Company’s reserve for uncertain tax positions.

Liquidity

The following table details the original maturities and carrying values of the Company’s debt and capital lease obligations as of March 25, 2012. Cash in the table below excludes restricted cash of approximately $27 million that is subject to certain collateral requirements. Net debt represents debt and capital lease obligations, net of cash and short-term investments. The Company believes net debt, a non-GAAP measure, provides a useful measure of the Company’s liquidity and overall debt position.

(in thousands)
2012 4.610% senior notes	$75,000
2015 5.0% senior notes	250,000
2016 6.625% senior notes	225,000
2019 Option to repurchase ownership interest in headquarters building	250,000
Total	$800,000
Less: Unamortized amounts	(32,402)
Carrying value of debt	$767,598
Capital lease obligations	6,685
Total debt and capital lease obligations	$774,283
Less: Cash and short-term investments	(431,346)
Net debt	$342,937

The Company’s cash position improved by more than $150 million in the first quarter of 2012 from the fourth quarter of 2011 in large part due to the sales of the Regional Media Group and 100 of the Company’s units in Fenway Sports Group.

As of March 25, 2012, there were no outstanding borrowings under the Company’s $125 million revolving credit facility.

Capital Expenditures

Capital expenditures totaled approximately $7 million in the first quarter of 2012.

Outlook

In the second quarter of 2012, advertising revenue trends for the News Media Group are expected to be similar to the level experienced in the first quarter of 2012, while at the About Group advertising revenue trends are expected to improve modestly from the first quarter of 2012.

Total circulation revenues are projected to increase in the high-single digits in the second quarter of 2012 because of growth in digital subscriptions as well as from the print price increases implemented in the first and second quarters of 2012.

The Company expects operating costs to increase in the low-single digits in the second quarter of 2012.

In addition, the Company expects the following on a pre-tax basis in 2012:

  Results from joint ventures: $8 to $10 million,
  Depreciation and amortization: $105 to $110 million,
  Interest expense, net: $60 to $65 million, and
  Capital expenditures: $50 to $60 million.

Conference Call Information

The Company’s first-quarter 2012 earnings conference call will be held on Thursday, April 19, at 11:00 a.m. E.T. To access the call, dial 888-256-0990 (in the U.S.) and 913-312-0855 (international callers). Participants should dial into the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.

An archive of the webcast will be available beginning two hours after the call at www.nytco.com/investors. The archive will be available for approximately three months. An audio replay will be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Friday, April 20. The access code is 2454202.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of national, retail and classified advertising and circulation generated by our various markets, material increases in newsprint prices and the development of our digital businesses. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 25, 2011. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company, a leading global, multimedia news and information company with 2011 revenues of $2.3 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, NYTimes.com, BostonGlobe.com, Boston.com, About.com and related properties. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

This press release can be downloaded from www.nytco.com.

# # #

Exhibits:	Condensed Consolidated Statements of Operations
Segment Information
News Media Group Revenues by Operating Segment
Advertising Revenues by Category
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	First Quarter
	2012	2011	% Change
Revenues
Advertising	$237,868	$258,931	-8.1%
Circulation	226,994	206,928	9.7%
Other(a)	34,514	34,805	-0.8%
Total revenues	499,376	500,664	-0.3%
Operating costs
Production costs	213,192	215,006	-0.8%
Selling, general and administrative costs	234,278	234,066	0.1%
Depreciation and amortization(b)	32,290	25,673	25.8%
Total operating costs	479,760	474,745	1.1%
Operating profit	19,616	25,919	-24.3%
Gain on sale of investment(c)	17,848	5,898	*
Write-down of investments(d)	4,900	—	N/A
Loss from joint ventures	(29)	(5,749)	-99.5%
Interest expense, net	15,452	24,591	-37.2%
Income from continuing operations before income taxes	17,083	1,477	*
Income tax expense/(benefit)	4,076	(596)	*
Income from continuing operations	13,007	2,073	*
Income from discontinued operations, net of income taxes(e)	29,070	3,153	*
Net income	42,077	5,226	*
Net loss attributable to the noncontrolling interest	53	193	-72.5%
Net income attributable to The New York Times Company common stockholders	$42,130	$5,419	*

Amounts attributable to The New York Times Company common stockholders:
Income from continuing operations	$13,060	$2,266	*
Income from discontinued operations	29,070	3,153	*
Net income	$42,130	$5,419	*

Average number of common shares outstanding:
Basic	147,867	146,777	0.7%
Diluted	151,468	153,760	-1.5%

Basic earnings per share attributable to The New York Times Company common stockholders:
Income from continuing operations	$0.09	$0.02	*
Income from discontinued operations	0.19	0.02	*
Net income	$0.28	$0.04	*

Diluted earnings per share attributable to The New York Times Company common stockholders:
Income from continuing operations	$0.09	$0.02	*
Income from discontinued operations	0.19	0.02	*
Net income	$0.28	$0.04	*

* Represents an increase or decrease in excess of 100%.
See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

	First Quarter
	2012	2011	% Change
Revenues
News Media Group	$475,432	$469,522	1.3%
About Group	23,944	31,142	-23.1%
Total	$499,376	$500,664	-0.3%

Operating Profit/(Loss)
News Media Group	$23,074	$25,876	-10.8%
About Group	6,996	14,147	-50.5%
Corporate	(10,454)	(14,104)	-25.9%
Total	$19,616	$25,919	-24.3%

Operating Profit/(Loss) Before Depreciation & Amortization and Severance(f)
News Media Group	$56,043	$49,472	13.3%
About Group	9,170	16,920	-45.8%
Corporate	(8,031)	(14,104)	-43.1%
Total	$57,182	$52,288	9.4%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
(Dollars in thousands)

	2012
	First Quarter	% Change vs. 2011
The New York Times Media Group
Advertising	$173,359	-4.5%
Circulation	189,967	12.8%
Other	20,723	-10.7%
Total	$384,049	2.9%

New England Media Group
Advertising	$41,875	-12.2%
Circulation	37,027	-4.0%
Other	12,481	23.2%
Total	$91,383	-5.2%

Total News Media Group
Advertising	$215,234	-6.1%
Circulation	226,994	9.7%
Other(a)	33,204	-0.4%
Total	$475,432	1.3%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
ADVERTISING REVENUES BY CATEGORY
(Dollars in thousands)

	2012
	First Quarter	% Change vs. 2011
News Media Group
National	$145,397	-6.0%
Retail	34,301	-0.8%
Classified:
Help-Wanted	7,050	-5.5%
Real Estate	9,977	-16.9%
Automotive	5,811	-7.4%
Other	7,455	-5.9%
Total Classified	30,293	-10.0%
Other	5,243	-17.3%
Total News Media Group	215,234	-6.1%

About Group	22,634	-23.7%

Total Company	$237,868	-8.1%

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a)	Other revenues consist primarily of revenues from news services/syndication, rental income, digital archives, commercial printing and direct mail advertising services.

(b)	Includes $6.7 million of accelerated depreciation expense in the first quarter of 2012 for certain assets at the Worcester Telegram & Gazette’s facility in Millbury, Mass., associated with the consolidation of most of its printing into The Boston Globe’s facility in Boston, Mass., in the second quarter of 2012.

(c)	In the first quarter of 2012, the Company recorded a $17.8 million gain on the sale of 100 of its units in Fenway Sports Group. In the first quarter of 2011, the Company recorded a $5.9 million gain on the sale of a portion of the Company’s interest in Indeed.com, a job listing aggregator.

(d)	In the first quarter of 2012, the Company recorded a $4.9 million non-cash charge for a write-down of certain investments.

(e)	On January 6, 2012, the Company completed the sale of its Regional Media Group, consisting of 16 regional newspapers, other print publications and related businesses. The results of the Regional Media Group, which had previously been included in the News Media Group, have been classified as discontinued operations for all periods presented.
Results for the Regional Media Group, included within discontinued operations, for the period ended January 6, 2012 and the first quarter of 2011 were as follows:

	For the period ended January 6, 2012	For the quarter ended March 27, 2011
Revenues	$6,115	$65,840
Total operating costs	8,017	60,685
Pre-tax (loss)/income	(1,902)	5,155
Income tax (benefit)/expense	(736)	2,002
(Loss)/income from discontinued operations, net of income taxes	(1,166)	3,153
Gain on sale, net of income taxes:
Gain on sale	2,309	—
Income tax benefit*	(27,927)	—
Gain on sale, net of income taxes	30,236	—
Income from discontinued operations, net of income taxes	$29,070	$3,153
* Tax benefit is primarily due to a tax deduction for goodwill.

(f)	See “Reconciliation of Non-GAAP Information” for reconciliations of operating profit/(loss) to operating profit/(loss) before depreciation, amortization and severance.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has included non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance and special items (if any), operating profit/(loss) before depreciation, amortization, severance and special items (if any) and operating costs before depreciation, amortization, severance and raw materials. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Diluted earnings per share from continuing operations excluding severance and special items provide useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Operating profit/(loss) before depreciation, amortization, severance and special items (if any) is useful in evaluating the Company’s ongoing performance of its businesses as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and raw materials. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Reconciliations of these non-GAAP financial measures from, respectively, diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs, the most directly comparable GAAP items, are set out in the tables below.

Reconciliation of diluted earnings per share from continuing operations excluding severance and special items

	First Quarter
	2012	2011	% Change
Diluted earnings per share from continuing operations	$0.09	$0.02	*
Add:
Severance	0.02	—
Special items:
Accelerated depreciation	0.02	—
Gain on sale of investment	(0.07)	(0.02)
Write-down of investments	0.02	—
Diluted earnings per share from continuing operations excluding severance and special items	$0.08	$—	N/A

Reconciliation of operating profit/(loss) before depreciation & amortization and severance

	First Quarter 2012
	News Media Group	About Group	Corporate	Total Company
Operating profit/(loss)	$23,074	$6,996	$(10,454)	$19,616
Add:
Depreciation & amortization	30,116	2,174	—	32,290
Severance	2,853	—	2,423	5,276
Operating profit/(loss) before depreciation & amortization and severance	$56,043	$9,170	$(8,031)	$57,182

	First Quarter 2011
	News Media Group	About Group	Corporate	Total Company
Operating profit/(loss)	$25,876	$14,147	$(14,104)	$25,919
Add:
Depreciation & amortization	22,923	2,750	—	25,673
Severance	673	23	—	696
Operating profit/(loss) before depreciation & amortization and severance	$49,472	$16,920	$(14,104)	$52,288

	% Change
	News Media Group	About Group	Corporate	Total Company
Operating profit/(loss)	-10.8%	-50.5%	-25.9%	-24.3%
Add:
Depreciation & amortization	31.4%	-20.9%	N/A	25.8%
Severance	*	N/A	N/A	*
Operating profit/(loss) before depreciation & amortization and severance	13.3%	-45.8%	-43.1%	9.4%

* Represents an increase in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of total Company operating costs before depreciation & amortization, severance and raw materials

	First Quarter
Total Company	2012	2011	% Change
Operating costs	$479,760	$474,745	1.1%
Less:
Depreciation & amortization	32,290	25,673
Severance	5,276	696
Operating costs before depreciation & amortization and severance	442,194	448,376	-1.4%
Less:
Raw materials	33,363	34,153
Operating costs before depreciation & amortization, severance and raw materials	$408,831	$414,223	-1.3%

Reconciliation of News Media Group operating costs before depreciation & amortization and severance

	First Quarter
News Media Group	2012	2011	% Change
Operating costs	$452,358	$443,646	2.0%
Less:
Depreciation & amortization	30,116	22,923
Severance	2,853	673
Operating costs before depreciation & amortization and severance	$419,389	$420,050	-0.2%

Reconciliation of About Group operating costs before depreciation & amortization and severance

	First Quarter
About Group	2012	2011	% Change
Operating costs	$16,948	$16,995	-0.3%
Less:
Depreciation & amortization	2,174	2,750
Severance	—	23
Operating costs before depreciation & amortization and severance	$14,774	$14,222	3.9%

CONTACT:
The New York Times Company
For Media:
Abbe Serphos, 212-556-4425; serphos@nytimes.com
or
For Investors:
Paula Schwartz, 212-556-5224; paula.schwartz@nytimes.com
Andrea Passalacqua, 212-556-7354; andrea.passalacqua@nytimes.com